Exhibit 3.3

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HORNBECK OFFSHORE SERVICES, INC.

Hornbeck Offshore Services, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, “Delaware Law”),

DOES HEREBY CERTIFY:

FIRST: The current name of the Corporation is Hornbeck Offshore Services, Inc.

SECOND: The name under which the Corporation was originally incorporated is HV Marine Services, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was June 2, 1997 (as amended, the “Original Certificate”).

THIRD: The Original Certificate was amended and restated in its entirety pursuant to the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 30, 1997, which was further amended and restated in its entirety pursuant to the Second Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 5, 2004, which was further amended and restated in its entirety pursuant to the Third Amended and Restated Certificate of Incorporation (the “Existing Certificate”) filed with the Secretary of State of the State of Delaware on September 4, 2020.

FOURTH: This Fourth Amended and Restated Certificate of Incorporation (this “Certificate”), effective as of [•], 2024 (the “Effective Date”), amends and restates in their entirety the provisions of the Existing Certificate. Certain capitalized terms used in this Certificate are defined where appropriate herein.

FIFTH: This Certificate, which restates, integrates and further amends the Existing Certificate, was duly adopted by the board of directors (the “Board”) of the Corporation in accordance with Sections 242 and 245 of Delaware Law and by the written consent of the stockholders of the Corporation in accordance with Section 228 of Delaware Law.

SIXTH: The text of the Existing Certificate as heretofore amended, supplemented or restated is hereby amended, integrated and restated to read as herein set forth in full:

ARTICLE I

NAME

The name of the Corporation is Hornbeck Offshore Services, Inc.

ARTICLE II

TERM

The Corporation shall have perpetual existence.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Delaware Law.

ARTICLE IV

CAPITALIZATION

4.1 Capitalization. The Corporation has authority to issue up to [•] shares of capital stock, consisting of up to [•] shares of common stock, par value $0.00001 per share (the “Common Stock”), and up to [•] shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”). The authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

Upon the filing and effectiveness of this Certificate with the Secretary of State of the State of Delaware in accordance with Delaware Law (the “Effective Time”), a [•]-for-1 forward stock split for each share of Common Stock outstanding or held in treasury immediately prior to the Effective Time shall automatically and without any action on the part of the holders thereof occur. The par value of the Common Stock shall remain $0.00001 per share. This conversion shall apply to all shares of Common Stock. All certificates representing shares of Common Stock outstanding immediately prior to the Effective Time shall immediately after the Effective Time represent instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender the holder may request that the Corporation issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate. [No fractional shares of Common Stock shall be issued. Stockholders who would otherwise be entitled to receive fractional shares of Common Stock shall have such fractional shares rounded down to the nearest whole share. Shares of Common Stock that were outstanding prior to the filing of this Certificate, and that are not outstanding after and as a result of the filing of this Certificate, shall resume the status of authorized but unissued shares of Common Stock.]1

4.2 Preferred Stock.

(a) The Board is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary

[1]	Note to Draft: To be deleted if split ratio is a whole number.

of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any certificate of designation relating to such series of Preferred Stock).

4.3 Common Stock.

(a) Voting.

(i) Subject to Article XV, and subject to Delaware Law, each holder of Common Stock shall be entitled to one vote for each outstanding share of Common Stock held by such holder at all meetings of stockholders (and written actions in lieu of meetings if and when applicable); provided that any share of capital stock of the Corporation held by the Corporation shall have no voting rights.

(ii) Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to Delaware Law. Except as otherwise provided in this Certificate or required by Applicable Law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

(b) Dividends. Subject to Applicable Law and rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property of the Corporation or shares of the Corporation’s capital stock, the holders of Common Stock will be entitled to receive dividends when, as and if declared by the Board.

(c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

(d) Exchange for Jones Act Warrants. Any holder of Common Stock may, at its election, exercisable by written notice to the Corporation (including in connection with a transfer of such shares), exchange any shares of Common Stock for Jones Act Warrants exercisable for the same number of shares of Common Stock except to the extent such exchange would result in Non-U.S. Citizens beneficially owning, in the aggregate, more than the Permitted Percentage of each class or series of the capital stock of the Corporation. Any holder of Common Stock may exercise such right at any time and from time to time, with respect to all or any portion of its shares of Common Stock and may similarly elect to receive Jones Act Warrants in lieu of shares of Common Stock upon any exercise of any warrants or other securities exercisable or exchangeable for or convertible into shares of Common Stock. Upon receipt of notice of any such election from a holder of Common Stock, the Corporation shall issue or cause to be issued the applicable Jones Act Warrants promptly and in any event within two business days after receipt of such notice (or on such later date as such holder would have been entitled to receive shares of Common Stock upon the exercise of the applicable warrants or other securities exercisable or exchangeable for or convertible into shares of Common Stock).

4.4 Withholding. All actual or constructive payments, dividends and distributions on, or in redemption of, the Common Stock, Preferred Stock, Jones Act Warrants, Anti-Dilution Warrants or Demand Notes, shall be subject to withholding and backup withholding of tax to the extent required by law, and amounts withheld, if any, shall be treated as received by the holders of such Common Stock, Preferred Stock, Jones Act Warrants, Anti-Dilution Warrants or Demand Notes, as the case may be, in respect of which such amounts were withheld. The Corporation shall have the right to take measures necessary to obtain cash to satisfy the Corporation’s withholding requirements with respect to any non-cash, deemed or constructive payment, dividend or distribution to the holders, including by retaining, selling or liquidating property of the applicable holders held by the Corporation in its custody or over which it has control. Each holder shall indemnify the Corporation and its Affiliates for, and hold harmless the Corporation and its Affiliates from and against, any and all withholding tax, including penalties and interest, payable by or assessed against the Corporation or any of its Affiliates in respect of the Common Stock, Preferred Stock, Jones Act Warrants, Anti-Dilution Warrants or Demand Notes held by such holder.

ARTICLE V

REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE VI

MANAGEMENT

6.1 Board.

(a) Board Representation; Number of Directors. Subject to the rights granted to any holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Amended and Restated Securityholders Agreement, by and among the Corporation and the holders listed therein, dated as of [•], 2024 (as it may be amended, supplemented, restated or modified from time to time, the “Securityholders Agreement”), the business and affairs of the Corporation shall be managed by or under the direction of the Board, which shall consist of not less than seven nor more than eleven members (such members, each a “Director” and together, the “Directors”), with the exact number of Directors to be fixed from time to time pursuant to resolutions of the Board. Subject to (i) the rights of any holders of any one or more series of Preferred Stock then outstanding or (ii) the rights granted pursuant to Section 6.1(d)(v), any newly created directorship on the Board that results from an increase in the number of Directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the Directors then in office, even if less than a quorum, by a sole remaining Director, in each case subject to Jones Act Compliance, or by the stockholders; provided, however, that after such date (the “Trigger Date”) as the Appointing Persons cease to collectively beneficially own, in the aggregate, at least thirty five percent (35%) in voting power of the stock of the Corporation entitled to vote generally in the election of Directors, any newly created directorship on the Board that results from an increase in the number of Directors and any vacancy occurring in the Board shall be filled only by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director (and not by stockholders), in each case subject to Jones Act Compliance.

(b) In connection with the election of Directors at each annual or special meeting of stockholders of the Corporation at which Directors are to be elected, each Appointing Person shall have the right, but not the obligation, to designate for nomination to the Board a number of designees equal to: (A) with respect to Ares, (x) two Directors, for so long as Ares and its Affiliates collectively beneficially own at least 20% of the Fully Diluted Securities and (y) one Director, in the event Ares and its Affiliates collectively beneficially own less than 20% but at least the Minimum Threshold of Fully Diluted Securities; (B) with respect to Whitebox, one Director, for so long as Whitebox and its Affiliates continue to collectively beneficially own at least the Minimum Threshold of Fully Diluted Securities; and (C) with respect to Highbridge, one Director, for so long as Highbridge and its Affiliates continue to collectively beneficially own at least the Minimum Threshold of Fully Diluted Securities; provided that any Appointing Person shall permanently, and despite any later increase in such Appointing Person’s and its Affiliates’ collective beneficial ownership of Common Stock, no longer be entitled to designate for nomination any Board Designees pursuant to this Section 6.1(b) at such time as such Appointing Person and its Affiliates collectively beneficially own less than the Minimum Threshold of Fully Diluted Securities.

(c) Subject to Section 6.3, the Board shall be constituted as follows:

(i) (A) as of the Effective Date, four Appointing Person Designees consisting of (x) the two initial Appointing Person Designees of Ares, (y) the initial Appointing Person Designee of Whitebox, and (z) the initial Appointing Person Designee of Highbridge, in each case as set forth in the Securityholders Agreement; and (B) following the Effective Date, the Appointing Person Designees entitled to be designated for nomination to the Board by the Appointing Persons pursuant to Section 6.1(b) (subject, as applicable, to their election by the stockholders of the Corporation or their appointment in accordance with this Certificate and the Bylaws of the Corporation (as amended and/or restated from time to time in accordance with the terms thereof and Section 12.2, the “Bylaws”)); provided that, notwithstanding the foregoing, as of the Effective Date and subject to the second to last sentence of Section 6.3, any Director appointed by Ares and Whitebox shall be appointed by Affiliates of Ares and Whitebox that are U.S. Citizens;

(ii) (A) as of the Effective Date, Todd M. Hornbeck; and (B) following the Effective Date, the duly appointed and acting Chief Executive Officer of the Corporation (the “Chief Executive Officer”) (subject, as applicable, to his or her election by the stockholders of the Corporation or his or her appointment in accordance with this Certificate and the Bylaws) (each individual appointed or designated pursuant to this clause (ii), the “Management Designee”);

(iii) (A) as of the Effective Date, [two] initial Other Directors; and (B) following the Effective Date, to the extent any seats on the Board remain unfilled after the exercise of the Director Designation Rights set forth above, the individuals nominated by the Board or a duly authorized committee thereof for such additional seats (subject, as applicable, to their election by the stockholders of the Corporation or their appointment in accordance with this Certificate and the Bylaws) (each individual appointed or nominated pursuant to this clause (iii), an “Other Director”); and

(iv) the Board shall have a lead independent director (the “Lead Independent Director”) who shall be designated as of the Effective Date by the Appointing Persons and, thereafter, the Lead Independent Director shall be elected annually by a majority vote of the Board. The Lead Independent Director shall at all times satisfy the qualification criteria set forth in the Board’s Lead Independent Director Charter.

(d) Board Elections; Term; Board Vacancies; Replacements.

(i) Board Elections. With respect to any annual or special meeting of stockholders of the Corporation at which Directors are to be elected, subject to the laws of the State of Delaware (including with respect to fiduciary duties under Delaware law), the Management Designee and, to the extent that Appointing Persons have the right to designate for nomination one or more Appointing Person Designees pursuant to Section 6.1(b) at such annual or special meeting, each Appointing Person Designee (i) will be nominated and recommended by the Board to be elected as a Director at such annual or special meeting of stockholders and included in the Corporation’s slate of nominees to be elected or appointed to the Board of Directors at such annual or special meeting of stockholders, (ii) will be recommended by the Board to the stockholders of the Corporation for a vote in favor of any such Board Designee, (iii) will be included in any proxy or consent solicitation statement of the Corporation or the Board in favor of any nominees for election or appointment to the Board and (iv) without limiting the foregoing, will receive the Corporation’s best efforts to cause such nominees who are Board Designees to be elected to the Board, including the Corporation providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a Director.

(ii) Removals. Each Appointing Person shall have the right to remove with or without cause any Director who is an employee of such Appointing Person or any of its Affiliates that was designated by such Appointing Person, and the Corporation agrees to take all Necessary Action to facilitate such removal. Any Director who is not an employee of such Appointing Person or any of its Affiliates that is designated by such Appointing Person may not be removed by such Appointing Person during his or her term of office. If the person serving as the Chief Executive Officer is removed, resigns or is otherwise replaced, then such person shall automatically, and without any action by the Board or stockholders of the Corporation, cease to be a Director.

(iii) Term. Notwithstanding anything to the contrary in this Certificate, to the extent the right of an Appointing Person to designate a Director for nomination is terminated, then any Director designated by such Appointing Person shall be entitled to continue serving in such capacity for the remainder of such Director’s term of office as determined in accordance with Section 4.02 of the Bylaws. For the avoidance of doubt, any such Director may be nominated for re-election as an Other Director at the next annual meeting of stockholders by the Board or the Nominating, Corporate Governance and Sustainability Committee of the Board.

(iv) Resignations. A Director may resign at any time from the Board by delivering his or her written resignation to the Board or to the Corporate Secretary of the Corporation. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event, and unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

(v) Vacancies. In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Director or for any other reason, then: (A) if such vacancy is in respect of an Appointing Person Designee, the Appointing Person with the right to designate for nomination such Director at such time shall have the exclusive right to designate for nomination an individual to fill such vacancy and the Corporation shall take all Necessary Action to elect or appoint such designee to fill such vacancy on the Board; (B) with respect to any Other Director vacancy, such vacancy shall be filled in accordance with this Certificate and the Corporation’s other Organizational Documents; and (C) if the person serving as Chief Executive Officer ceases to be a Director pursuant to Section 6.1(c)(ii), the Director position on the Board reserved for the Management Designee shall remain vacant until a successor Chief Executive Officer is duly appointed by the Board in accordance with this Certificate and the Corporation’s other Organizational Documents, at which time the Corporation shall take all Necessary Action to elect or appoint such successor Chief Executive Officer to fill such vacancy on the Board.

(e) Board Committees. Pursuant to Section 4.12 of the Bylaws, the Board may designate one or more committees, each of which shall be entitled to exercise the full powers of the Board with respect to the powers expressly delegated to it and may authorize the seal of the Corporation to be affixed to all papers which may require it. For so long as an Appointing Person is entitled to designate for nomination at least one Appointing Person Designee pursuant to Section 6.1(b), and to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), the Compensation Committee of the Board and the Nominating, Corporate Governance and Sustainability Committee of the Board shall include at least one Director designated by such Appointing Person (which may, but is not required, to be an Appointing Person Designee of such Appointing Person). Any additional committee members, including the chairpersons of each committee, shall be determined by the Board; provided, however, that the chairperson of each such committee shall in all events be a U.S. Citizen. The ability of any Director to serve on a committee shall be subject to the Corporation’s obligation to comply with the Jones Act and with any applicable listing standards of the New York Stock Exchange (or such other securities exchange or interdealer quotation system on which shares of Common Stock are then listed or quoted), including any applicable independence requirements (subject in each case to any applicable exceptions, including those for newly public companies and any applicable phase-in periods), the Commission and state law (including with respect to fiduciary duties under Delaware law) as determined in good faith by the Board. Subject to the immediately preceding sentence, Directors designated by Appointing Persons to serve on a Board committee shall, subject to any applicable Jones Act requirement and compliance with any applicable listing standards, have the right to remain on such committee until the next election of members of the Board. Unless an Appointing Person notifies the Corporation otherwise prior to the time the Board takes action to change the composition of a Board committee, any Director currently designated by such Appointing Person to serve on a committee shall be presumed to be re-designated for such committee.

6.2 Removal. Subject to the rights granted under the Securityholders Agreement and Section 6.1(d)(ii), any or all of the Directors (other than the Directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class.

6.3 Director and Officer Citizenship. Notwithstanding anything to the contrary in this Certificate, the Bylaws or the Securityholders Agreement, (i) all of the executive Officers of the Corporation, including the Chief Executive Officer, shall be U.S. Citizens, and (ii) the Corporation shall take all Necessary Action (including in the exercise of Director Designation Rights) to cause in all events the Board to be in Jones Act Compliance, including (A) the Chairperson and the Lead Independent Director shall in all events be a U.S. Citizen and (B) no more than a minority of the number of Directors necessary to constitute a quorum of the Board (in order for the Corporation to continue as a U.S. Citizen) (or any committee thereof) shall be Non-U.S. Citizens. Notwithstanding anything to the contrary in this Certificate, any Appointing Person shall be permitted to waive and/or assign (which waiver and/or assignment may be temporary) its rights as an Appointing Person, including its Director Designation Right, to another Appointing Person to the extent necessary or advisable (in each case, as determined by such assigning Appointing Person in its sole discretion). The waiving or assigning Appointing Person shall provide notice of any such waiver or assignment, and any termination or reversion thereof (provided that such notice shall not be a condition to the effectiveness of any such termination or reversion unless so provided in such waiver or assignment), to the Corporation and each other Appointing Person in accordance with Section 5.1 of the Securityholders Agreement.

6.4 Actions Requiring Consent.

(a) For so long as the Appointing Persons who retain Director Designation Rights collectively own at least 30% of the Fully Diluted Securities (the “Consent Threshold”), the following actions will require the prior written consent of two Appointing Persons, which must include the written consent of Ares; provided that (x) if an Appointing Person no longer retains Director Designation Rights, such action will not be subject to the consent of such Appointing Person under this Section 6.4, and the Fully Diluted Securities owned by such Appointing Person will be excluded in calculating the Consent Threshold, (y) either Highbridge or Whitebox may waive its rights pursuant to this Section 6.4(a) at any time, in which case such actions will require the consent of each of Ares and whichever of Highbridge and Whitebox has not waived its consent rights, and (z) the rights pursuant to Section 6.4(a)(vi) below shall only be exercisable by Persons comprising such Appointing Person that are U.S. Citizens:

(i) merging or consolidating with or into any other Person, or transferring all or substantially all assets of the Corporation and its Subsidiaries, taken as a whole (whether by merger, consolidation or otherwise), to another entity, or undertaking any transaction that would constitute a Change of Control, other than, in each case, transactions among the Corporation and its wholly-owned Subsidiaries;

(ii) (A) entering into any joint venture, investment (other than an investment in, contract with or acquisition of any securities or assets of any of the Corporation’s wholly owned Subsidiaries), recapitalization, reorganization or contract with any other Person (other than a wholly owned Subsidiary) (other than charter agreements consistent with past practice); or (B) the acquisition of any securities or assets of another Person (other than a wholly owned Subsidiary of the Corporation), in the case of any of the transactions set forth in clause (A) or (B), whether in a single transaction or series of related transactions, with a fair market value, or for a purchase price, exceeding the greater of (x) 30% of the consolidated total assets of the Corporation and its Subsidiaries as of the end of the most recently completed fiscal year and (y) $300 million;

(iii) transferring assets of the Corporation or its Subsidiaries in any transaction or series of related transactions (other than any Transfer of assets of the Corporation or any wholly owned Subsidiary of the Corporation to the Corporation or any of the Corporation’s wholly owned Subsidiaries), in each case other than: (A) inventory sold in the ordinary course of business; or (B) any Transfer of assets in a single transaction or series of related transactions with a fair market value of less than or equal to the greater of (x) 30% of the consolidated total assets of the Corporation and its Subsidiaries as of the end of the most recently completed fiscal year and (y) $300 million;

(iv) guaranteeing, assuming, incurring or refinancing indebtedness for borrowed money by the Corporation or any of its Subsidiaries (including indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of, or substantially all of its business and assets were acquired by, the Corporation or such Subsidiary, and indebtedness secured by a lien encumbering any asset acquired by the Corporation or any such Subsidiary) or the pledge of, or granting of a security interest in, any of the assets of the Corporation or any of its Subsidiaries in a single transaction or series of related transactions in an aggregate principal amount that both (A) causes the Corporation’s ratio of debt to EBITDA to exceed 3:1 and (B) exceeds $50 million (other than trade indebtedness and accrued expenses incurred in the ordinary course of business by the Corporation and its Subsidiaries);

(v) issuing any Corporation Securities or any Subsidiary Securities other than pursuant to an equity compensation plan approved by the Corporation’s stockholders or a majority of the Directors on the Board designated by the Appointing Persons;

(vi) appointing, removing, terminating, hiring or designating the Chief Executive Officer of the Corporation;

(vii) entering into any transactions, agreements, arrangements or payments (including the purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement) with (A) any of the Appointing Persons; or (B) any other Person who beneficially owns greater than or equal to ten percent (10%) of the Common Stock then outstanding (including such Person’s Affiliates), in each case that are material or involve aggregate payments or receipts in excess of $250,000;

(viii) (A) commencing any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization of the Corporation or any of its Subsidiaries in any form of transaction; (B) consenting to the entry of an order for relief in any involuntary case; (C) taking the conversion of an involuntary case to a voluntary case; (D) consenting to the appointment or taking possession by a receiver, trustee or other custodian for all or substantially all of its property; and (E) otherwise seeking the protection of any applicable bankruptcy or insolvency law, other than any such actions with respect to a non-material Subsidiary where, in the good faith judgment of the Board, the maintenance or preservation of such Subsidiary is no longer desirable in the conduct of the business of the Corporation or any of its material Subsidiaries;

(ix) subject to Section 6.1, increasing or decreasing the size of the Board; and

(x) entering into of any agreement to do any of the foregoing.

(b) For so long as any Appointing Person owns any Fully Diluted Securities, each of the following actions shall require the prior written consent of such Appointing Person:

(i) any amendment, waiver or other modification to this Section 6.4(b) or the Securityholders Agreement; and

(ii) any amendment, modification, waiver or repeal (whether by merger, consolidation or otherwise) of any provision of this Certificate or the Bylaws that, in the case of this clause (ii), (A) adversely affects any personal right of such Appointing Person in any material respect or (B) disproportionately and adversely affects such Appointing Person in any material respect.

(c) Any action to be taken or consent or approval to be given by an Appointing Person pursuant to this Certificate shall be deemed taken, consented to or approved upon the affirmative written consent or approval by Securityholders comprising such Appointing Person that beneficially own a majority of the Fully Diluted Securities beneficially owned by such Appointing Person.

(d) Any Appointing Person may exercise the rights, and grant any approval or consent, under this Certificate of the other Securityholders comprising such Appointing Person.

6.5 Observer Rights.

(a) Appointment. So long as an Appointing Person owns at least the Minimum Threshold of Fully Diluted Securities, such Appointing Person will be entitled to appoint, remove and replace from time to time one person (each, an “Observer”) to act as an observer to the Board and each committee thereof exercisable by providing written notice of such appointment, removal or replacement, as the case may be, to the Corporation and the Chairperson in advance of any meeting that such Observer will attend.

(b) Notice of Meetings and Actions. The Corporation shall deliver notice of each proposed action of the Board and each committee thereof (including any proposed action by written consent) and each meeting of the Board (including telephonic or teleconferenced meetings) to each Observer previously identified as appointed to attend such meeting concurrently with any notice given to the Directors. By notice given by the Chairperson or the chair of any applicable committee to the Observers, either in advance of or at any meeting, the Board or any committee thereof may meet in executive session without the presence of any Observers.

(c) Attendance and Materials. The Corporation agrees to permit each Observer to attend in person or by conference call and participate in all meetings of the Board and each committee thereof and to distribute to each Observer all materials distributed for or at any such meeting (including any meeting agenda or board or committee package) and all other information and materials distributed to Directors, in each case, concurrently with any such information or materials distributed to the Directors. By notice given by the Chairperson or the chair of any applicable committee to the Observers, either in advance of or at any meeting, the Board or any committee thereof may exclude the Observers from receiving any materials to be considered in executive session without the presence of any Observers.

(d) Voting; Compensation. No Observer shall be entitled to vote at a meeting of the Board or receive compensation from the Corporation for services as an Observer (other than payment of expenses pursuant to Section 6.5(f)).

(e) Conditions and Exceptions. The rights of each Observer and the obligations of the Corporation set forth in this Section 6.5 shall be subject to the following: (i) except for an Observer that is an officer or employee of an Appointing Person or any of its respective Affiliates, prior to attending any meeting each Observer shall have entered into a confidentiality agreement with the Corporation in form and substance acceptable to the Corporation; and (ii) with the approval of the Board, the Corporation may withhold any information from any Observer or exclude any Observer from any meeting or portion thereof, if access to such information or attendance at such meeting would reasonably be expected, based on advice of counsel, (A) to result in the loss of the Corporation’s attorney-client privilege, or (B) solely with respect to any Observer that is not an officer or employee of an Appointing Person (or any of its Affiliates), to contain competitively sensitive information; provided, that any Observer may be excluded as deemed necessary or appropriate by the Board from all or any portion of any meeting of the Board relating to contracts with the United States of America or any agency or division thereof, or with any branch of the military of the United States of America, or any agency or division thereof, for which a security clearance would be required. Notwithstanding anything to the contrary in this Certificate, no Observer shall have the right to attend executive sessions of the Board or any committee thereof unless authorized by a majority of the Directors that are not Appointing Person Designees or, in the case of an executive session of a committee of the Board, unless authorized by all members of such committee; provided, however, that if an Observer is permitted to attend an executive session of the Board or a committee thereof, all then-appointed Observers must be authorized to attend such executive session.

(f) Expenses. The Corporation shall pay and reimburse each Observer for all reasonable out-of-pocket expenses incurred by such Observer in connection with his or her participation in (or attendance at) meetings of the Board (or committees thereof).

ARTICLE VII

LIABILITY OF DIRECTORS AND OFFICERS

7.1 No Personal Liability. To the fullest extent permitted by Delaware Law, no Director or Officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer, as applicable. All references in this Article VII to a Director shall also be deemed to refer to such other Person or Persons, if any, who, pursuant to a provision set forth in this Certificate in accordance with Section 141(a) of Delaware Law, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board by Delaware Law.

7.2 Amendment or Repeal. Any amendment, repeal or elimination of this Article VII, or the adoption of any provision of this Certificate inconsistent with this Article VII, shall not affect its application with respect to an act or omission by a Director or Officer occurring before such amendment, adoption, repeal or elimination. With respect to any act of omission occurring prior to the Effective Date, this Certificate shall not negatively impact the rights of any Director or Officer under the Existing Certificate, which shall continue to govern.

ARTICLE VIII

INDEMNIFICATION

8.1 Right to Indemnification and Advancement. Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a Director, advisory director, board observer or officer of the Corporation or, while a Director, advisory director, board observer or officer of the Corporation, is or was serving at the request of the Corporation as a director, advisory director, board observer, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, advisory director, board observer or officer or in any other capacity while serving as a director, advisory director, board observer or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Applicable Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), and any other penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, advisory director, board observer, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 7.01 of the Bylaws with respect to proceedings to enforce rights to indemnification and advance of expenses (as defined below), the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the specific case by the Board. In addition to the right to indemnification conferred herein, an indemnitee shall also have the right, to the fullest extent not prohibited by law, to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that if and to the extent that Delaware Law requires, an advance of expenses shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 8.1 or otherwise. The Corporation may also, by action of the Board, provide indemnification and advancement to employees and agents of the Corporation. Any reference to an officer of the Corporation in this Article VIII shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, General Counsel, Controller, Treasurer and Corporate Secretary of the Corporation appointed pursuant to Article 5 of the Bylaws, and to any Executive or Senior Vice President, Vice President, Assistant Secretary, Assistant Controller or other officer of the Corporation appointed by the Board pursuant to Article 5 of the Bylaws, and any reference to an officer of any other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other enterprise. The fact that any Person who is or was an employee of the Corporation or an employee of any other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such Person is or may be an officer of the Corporation or of such other enterprise shall not result in such Person being constituted as, or being deemed to be, an officer of the Corporation or of such other enterprise for purposes of this Article VIII unless such Person’s appointment to such office was approved by the Board pursuant to Article 5 of the Bylaws.

8.2 Service for Subsidiaries. Any Person serving as a director, advisory director, board observer, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for purposes of this Article VIII) shall be conclusively presumed to be serving in such capacity at the request of the Corporation. Any indemnification or advance of expenses under this Article VIII owed by the Corporation as a result of such Person’s service shall only be in excess of, and shall be secondary to, the indemnification or advance of expenses available from the applicable subsidiary, if any, and any applicable insurance policies.

8.3 Reliance. Persons who on or after the Effective Date become or remain Directors, advisory directors, board observers or officers of the Corporation or who, while a Director, advisory director, board observer or officer of the Corporation, become or remain a director, advisory director, board observer, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VIII in entering into or continuing such service. To the fullest extent permitted by law, the rights to indemnification and to the advance of expenses conferred in this Article VIII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to (and on) the Effective Date. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

8.4 Non-Exclusivity of Rights; Continuation of Rights of Indemnification. The rights to indemnification and to the advance of expenses conferred in this Article VIII shall not be exclusive of any other right which any Person may have or hereafter acquire under this Certificate or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this Article VIII shall be deemed to be a contract between the Corporation and each Director, advisory director, board observer or officer of the Corporation who serves or served in such capacity at any time while this Article VIII is in effect. Any repeal or modification of this Article VIII or repeal or modification of relevant provisions of Delaware Law or any other applicable laws shall not in any way diminish any rights to indemnification and advance of expenses of such Director, advisory director, board observer or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

8.5 Merger or Consolidation. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, advisory directors, board observers, officers and employees or agents, so that any Person who is or was a director, advisory director, board observer, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, advisory director, board observer, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

8.6 Savings Clause. To the fullest extent permitted by law, if this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each Person entitled to indemnification under Section 8.1 of this Certificate as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Person and for which indemnification and advance of expenses is available to such person pursuant to this Article VIII to the fullest extent permitted by any applicable portion of this Article VIII that shall not have been invalidated.

ARTICLE IX

CORPORATE OPPORTUNITIES

9.1 Corporate Opportunities. Notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by Applicable Law, the Corporation agrees that:

(a) Any of the Securityholders who are not employed by, or do not serve as a Director of, the Corporation or any of its Subsidiaries, each Director who is employed by an Appointing Person or any of its Affiliates, any of the foregoing Persons’ respective Affiliates, and any one or more of the respective managers, directors, principals, officers, employees and other representatives of such Persons or their respective Affiliates (the foregoing Persons being referred to, collectively, as “Identified Persons”) may now engage, may continue to engage, or may, in the future, engage in the same or similar activities or lines of business as those in which the Corporation or any of its Affiliates, directly or indirectly, now engage or may engage or other business activities that overlap with, are complementary to, or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, now engage or may engage (any such activity or line of business, an “Opportunity”). No Identified Person shall, as a result of its capacity as such, have any duty to refrain, directly or indirectly, from (i) engaging in any Opportunity or (ii) otherwise competing with the Corporation or any of its Affiliates. No Identified Person shall, as a result of its capacity as such, have any duty or obligation to refer or offer to the Corporation or any of its Affiliates any Opportunity except for any Identified Person who is a Director, who shall have the duty to refer or offer to the Corporation any Opportunity that is first presented to such Director in his or her capacity as a Director or if knowledge of such Opportunity is first acquired by such Director solely as a result of such Director’s position as a Director, and the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in any other Opportunity which may be a corporate (or analogous) or business opportunity for the Corporation or any of its Affiliates.

(b) In the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be an Opportunity for the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such Opportunity to the Corporation or any of its Affiliates and shall not be liable to the Corporation for breach of any purported fiduciary duty by reason of the fact that such Identified Person pursues or acquires such Opportunity for itself (or any of its Affiliates), or offers or directs such Opportunity to another Person (including any Affiliate of such Identified Person); provided that each Identified Person who is a Director shall have the duty to communicate or offer to the Corporation any Opportunity that is first presented to such Director in his or her capacity as a Director or if knowledge of such Opportunity is first acquired by such Director solely as a result of such Director’s position as a Director, and the Corporation does not waive any claims in respect of breaches of fiduciary duty arising therefrom. For the avoidance of doubt, none of the waivers of the corporate opportunities doctrine or related duties set forth in this Section 9.1 shall apply to any Officer, employee or consultant of the Corporation or any of its Subsidiaries.

(c) The Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other Persons (such Persons, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Corporation or any of its Affiliates, and (i) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Certificate or the Bylaws shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Certificate or the Bylaws shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (A) the ownership by an Identified Person of any interest in any Related Company, (B) the affiliation of any Related Company with an Identified Person or (C) any action taken or omitted by an Identified Person in respect of any Related Company, (ii) no Identified Person shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Corporation or any of its Affiliates, (iii) none of the duties imposed on an Identified Person, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Corporation or any of its Affiliates and (iv) except as set forth in Sections 9.1(a) and 9.1(b), the Identified Persons are not and shall not be obligated to disclose to the Corporation or any of its Subsidiaries or Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, and shall not be obligated to refrain from or in any respect to be restricted in competing against the Corporation or any of its Affiliates in any such business or as to any such opportunities.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate (or analogous) or business opportunity shall not be deemed to be an Opportunity for the Corporation or any of its Affiliates if it is an opportunity (i) that the Corporation is not legally able or contractually permitted to undertake or (ii) which the Board has affirmatively elected to refrain from continued evaluation or pursuing.

Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

MEETINGS OF STOCKHOLDERS

10.1 Consent of Stockholders in Lieu of Meeting. At any time prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a written consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an Officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. At any time following the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

10.2 Special Meetings of the Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board or the Chairperson; provided, however, that at any time prior to the Trigger Date, special meetings of the stockholders of the Corporation for any purpose or purposes may also be called by or at the direction of the Secretary of the Corporation at the written request of the holders of a majority of the shares of Common Stock then outstanding.

10.3 Annual Meetings of the Stockholders. An annual meeting of stockholders for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof; provided, that the Board may in its sole discretion determine that any such meeting shall, in addition to or instead of a physical location, be held by means of remote communication (including virtually).

ARTICLE XI

BUSINESS COMBINATIONS

The Corporation shall not be governed by or subject to the provisions of Section 203 of the Delaware General Corporate Law as now in effect or hereafter amended, or any successor statute thereto.

ARTICLE XII

AMENDMENT

12.1 Amendment of Certificate of Incorporation. Notwithstanding anything contained in this Certificate to the contrary, at any time following the Trigger Date, in addition to any vote required by Applicable Law, the following provisions in this Certificate (except to the extent such provisions are applicable only prior to the Trigger Date), including any relevant definitions, as applied to such provisions, may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Articles VI (except to the extent applicable to Persons identified as Appointing Persons, once their Director Designation Rights have terminated pursuant to Section 6.1(b)), VII, IX, X, XI, this XII (except to the extent of the prior parenthetical, once all Director Designation Rights have terminated pursuant to Section 6.1(b)), XIV and XV.

12.2 Amendment of Bylaws. Subject, in all respects, to the consent rights and any other limitations set forth in this Certificate, the Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate. Notwithstanding anything to the contrary contained in this Certificate or any provision of law that might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or Applicable Law, stockholders of the Corporation may only alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or adopt any provision inconsistent therewith with the affirmative vote of the holders of at least (i) at any time prior to the Trigger Date, a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, and (ii) at any time following the Trigger Date, sixty six and two-thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE XIII

INCORPORATOR

The provision of the Existing Certificate naming the incorporator is omitted pursuant to Section 245(c) of Delaware Law.

ARTICLE XIV

SUBMISSION TO JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation (including any action or proceeding brought under the Securities Act of 1933, as amended, or the Exchange Act), (ii) any action asserting a claim of breach of fiduciary duty owed by any Director, advisory director, board observer, Officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its Directors, advisory directors, board observers, Officers or employees arising pursuant to any provision of Delaware Law, this Certificate or the Bylaws or (iv) any action asserting a claim against the Corporation, its Directors, advisory directors, board observers, Officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, in which case a federal district court of the United States of America located in the State of Delaware shall be the exclusive forum.

If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XV

JONES ACT COMPLIANCE

15.1 Certain Definitions. For the purposes of this Article XV, in addition to the applicable definitions set forth in Article XVI, the following terms shall have the meanings specified below:

(a) “transfer” shall mean any transfer of beneficial ownership of shares of the capital stock of the Corporation, including (i) original issuance of shares, (ii) issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Jones Act Warrants, and (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law.

(b) “transferee” shall mean any Person receiving beneficial ownership of shares of the capital stock of the Corporation, including any recipient of shares resulting from (i) the original issuance of shares, (ii) the issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Jones Act Warrants, or (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law; all references to “transferees” shall also include, and the provisions of this Article XV (including, without limitation, requirements to provide citizenship certifications, affidavits and other information) shall apply to, any beneficial owner on whose behalf a transferee is acting as custodian, nominee, fiduciary, purchaser representative or in any other capacity.

15.2 Restrictions on Ownership of Shares by Non-U.S. Citizens. Non-U.S. Citizens shall not be permitted to beneficially own, individually or in the aggregate, more than the applicable Permitted Percentage of each class or series of the capital stock of the Corporation. To help ensure that at no time Non-U.S. Citizens, individually or in the aggregate, become the beneficial owners of more than the applicable Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Corporation, and to enable the Corporation to comply with any requirement that it be, and submit any documents and other information as reasonable to demonstrate that it is, a U.S. Citizen under any Applicable Law or under any contract with the United States government (or any agency thereof), the Corporation shall have the power to take the actions prescribed in Section 15.3 through 15.8. The provisions of this Article XV are intended to ensure that the Corporation continues to qualify as a U.S. Citizen under the Jones Act so that the Corporation does not cease to be qualified: (a) under the Jones Act to own and operate vessels in the U.S. Coastwise Trade; (b) to operate vessels under an agreement with the United States government (or any agency thereof); (c) to be a party to a maritime security program agreement with the United States government (or any agency thereof), under 46 U.S.C. Chapter 531 or any successor statute thereto, with respect to vessels owned, chartered or operated by the Corporation; (d) to maintain a construction reserve fund under 46 U.S.C. Chapter 533 or any successor statute thereto; (e) to maintain a capital construction fund under 46 U.S.C. Chapter 535 or any successor statute thereto; or (f) to own, charter, or operate any vessel where the costs of construction, modification, or reconstruction have been financed, in whole or in part, by obligations guaranteed by the United States government (or any agency thereof) under 46 U.S.C. Chapter 537 or any successor statute thereto. The Board (or any duly authorized committee thereof, or any Officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof) is specifically authorized to make all determinations and to adopt and effect all policies and measures necessary or desirable, in accordance with Applicable Law and this Certificate, to fulfill the purposes or implement the provisions of this Article XV; provided, however, that determinations with respect to redemptions of any Excess Shares (as defined below) shall be made only by the Board (or any duly authorized committee thereof).

15.3 Dual Share System.

(a) To implement the requirements set forth in Section 15.2, the Corporation may, but is not required to, institute a dual share system such that: (i) each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates and/or book entries (in the case of uncertificated shares) to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate or made available by the Corporation (in the case of book entry shares) in which a proposed transferee of title to shares shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to the citizenship of such proposed transferee; (iii) a certification shall be submitted by such proposed transferee (which may include as part thereof a form of affidavit), upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such proposed transferee is a U.S. Citizen; and (iv) the stock transfer records of the Corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the Corporation’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed. The Board (or any duly authorized committee thereof, or any Officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof) is authorized to take such other ministerial actions or make such interpretations of this Certificate as it may deem necessary or advisable in order to implement a dual share system consistent with the requirements set forth in Section 15.2 and to ensure compliance with such system and such requirements.

(b) A conspicuous statement shall be set forth on the face or back of each certificate and/or on each book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in this Certificate; and (ii) the Corporation will furnish, without charge, to each stockholder of the Corporation who so requests a copy of this Certificate.

15.4 Restrictions on Transfers.

(a) No shares of any class or series of the capital stock of the Corporation may be transferred to a Non-U.S. Citizen or a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer, the number of shares of such class or series beneficially owned by Non-U.S. Citizens individually or in the aggregate would exceed the applicable Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation, the effect of which would be to cause Non-U.S. Citizens individually or in the aggregate to beneficially own shares of any class or series of capital stock of the Corporation in excess of the applicable Permitted Percentage for such class or series, shall, to the fullest extent permitted by law, be void ab initio and ineffective, and, to the extent that the Corporation or its transfer agent (if any) knows that such transfer or purported transfer would, if completed, be in violation of the restrictions on transfers to Non-U.S. Citizens set forth in this Article XV, neither the Corporation nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Corporation with respect to such shares for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Corporation under this Article XV. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board (or any duly authorized committee thereof, or any Officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof) shall have expressly and specifically authorized the same.

(b) In connection with any proposed or purported transfer of shares of any class or series of the capital stock of the Corporation, any transferee or proposed or purported transferee of shares may be required by the Corporation or its transfer agent (if any) to deliver (i) a certification by such transferee or proposed or purported transferee (which may include as part thereof a form of affidavit) upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such transferee or proposed or purported transferee is a U.S. Citizen, and (ii) such other documentation and information concerning the citizenship of such transferee or proposed or purported transferee (as applicable) under Section 15.8 as the Corporation may request in its sole discretion. Registration and recognition of any transfer of shares may be denied by the Corporation upon refusal to furnish, or failure to adequately so evidence as requested, any of the foregoing citizenship certifications, documentation or information requested by the Corporation. Each proposed or purported transferor of such shares shall reasonably cooperate with any requests from the Corporation to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed or purported transferee and such proposed or purported transferee’s responses thereto.

(c) In the event that any transferee is a Non-U.S. Citizen and fails to disclose that it is a Non-U.S. Citizen at the time that it acquires title to shares of capital stock, (i) the Corporation may in its sole discretion direct its transfer agent to mark such shares “Non-U.S. Citizen” and (ii) irrespective of whether the number of shares of such class or series beneficially owned by Non-U.S. Citizens individually or in the aggregate exceed the applicable Permitted Percentage for such class or series, the Corporation may in its sole discretion treat such shares as Excess Shares until the earlier to occur of (x) the shares are transferred to a U.S. Citizen, (y) the shares are redeemed by the Corporation or (z) twelve months following the next annual meeting of stockholders (unless at such time the Permitted Percentage is exceeded).

(d) Notwithstanding any of the provisions of this Article XV, the Corporation shall be entitled (but not obligated) to rely, without limitation, on the stock transfer and other stockholder records of the Corporation (and its transfer agent, if any) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

15.5 Excess Shares. If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens individually or in the aggregate should exceed the applicable Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the applicable Permitted Percentage of such applicable class or series of capital stock, the applicable “Excess Shares”), then the shares of such class or series of capital stock of the Corporation that constitute Excess Shares for purposes of this Article XV shall be (x) those shares that have been purported to be acquired by or purported to become beneficially owned by Non-U.S. Citizens, starting with the most recent purported acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of purported acquisition, all other purported acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the purported acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such applicable Permitted Percentage to be exceeded, or (y) those shares purported to be beneficially owned by Non-U.S. Citizens that exceed the applicable Permitted Percentage as the result of any repurchase or redemption by the Corporation of shares of its capital stock, starting with the most recent purported acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and going in reverse chronological order of purported acquisition; provided, however, that: (a) the Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article XV; (b) the Corporation may, in its reasonable discretion, rely on any documentation provided by Non-U.S. Citizens with respect to the date and time of their purported acquisition of beneficial ownership of Excess Shares; (c) if the purported acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of purported acquisition is not definitively established, then the order in which such purported acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its reasonable discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen shall be deemed to have been acquired, for purposes of this Article XV, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (e) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Section 15.5 as to which shares of any class or series of the Corporation’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

15.6 Redemption.

(a) In the event that (i) Section 15.4(a) would not be effective for any reason to prevent the transfer of beneficial ownership of any Excess Share of any class or series of the capital stock of the Corporation to a Non-U.S. Citizen (including by reason of the applicability of Section 15.9), (ii) a change in the status of a Person from a U.S. Citizen to a Non-U.S. Citizen causes a share of any class or series of capital stock of the Corporation of which such Person is the beneficial owner to constitute an Excess Share, (iii) any repurchase or redemption by the Corporation of shares of its capital stock causes any share of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens individually or in the aggregate to exceed the applicable Permitted Percentage and thereby constitute an Excess Share, or (iv) a beneficial owner of a share of any class or series of capital stock of the Corporation has been determined to be or is to be treated as a Non-U.S. Citizen pursuant to Section 15.7 or 15.8, respectively, and the beneficial ownership of such share by such Non-U.S. Citizen results in such share constituting an Excess Share, then, the Corporation, by action of the Board (or any duly authorized committee thereof), in its sole discretion, shall have the power to redeem such Excess Share in accordance with this Section 15.6, unless the Corporation does not have sufficient lawfully available funds to permit such redemption or such redemption is not otherwise permitted under Delaware Law or other provisions of Applicable Law; provided, however, that the Corporation shall not have any obligation under this Section 15.6 to redeem any one or more Excess Shares.

(b) Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section 15.6 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Corporation’s capital stock of which such Excess Shares are a part, to the fullest extent permitted by Applicable Law:

(i) the holders of such Excess Shares subject to redemption shall (so long as such Excess Shares exist) not be entitled to any voting rights with respect to such Excess Shares; and

(ii) the Corporation shall (so long as such Excess Shares exist) pay into a segregated account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the Corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into a segregated account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 15.6(c)(iii)), provided, however, that such shares have not been already redeemed by the Corporation at its option pursuant to this Section 15.6.

(c) The terms and conditions of redemptions by the Corporation of Excess Shares of any class or series of the Corporation’s capital stock under this Section 15.6 shall be as follows:

(i) the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Jones Act Warrant (or such higher number of Jones Act Warrants or a fraction of an Jones Act Warrant, as the case may be, then exercisable for one share of such applicable class or series of Excess Shares) for each Excess Share; provided, however, that if the Corporation determines that such Jones Act Warrant would be treated as capital stock under the Jones Act or that the Corporation may not issue such Jones Act Warrant for any reason, then the Redemption Price shall be paid, as determined by the Board (or any duly authorized committee thereof) in its sole discretion, (A) in cash (by wire transfer or bank or cashier’s check), (B) by the issuance of Redemption Notes or (C) by any combination of cash and Redemption Notes (it being understood that all Excess Shares of the same class or series of capital stock of the Corporation being redeemed in the same transaction or any series of related transactions shall be redeemed for the same amount per Excess Share and in the same form of consideration);

(ii) with respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be an amount equal to, in the case of cash, or a principal amount equal to, in the case of Redemption Notes, the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of record of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into a segregated account by the Corporation pursuant to Section 15.6(b) (which shall be in full satisfaction of any right of the holder to any amount(s) in such segregated account to the extent relating to such Excess Share);

(iii) written notice of the redemption of the Excess Shares containing the information set forth in Section 15.6(c)(v), together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that have been called for redemption, shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (the “Redemption Notice”), unless such notice is waived in writing by any such holder(s);

(iv) the date on which the Excess Shares shall be redeemed (the “Redemption Date”) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which the Corporation has irrevocably deposited in trust with a paying agent or set aside for the benefit of such record holder consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares in Jones Act Warrants, cash and/or Redemption Notes;

(v) each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section 15.6(c)(iv)), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

(vi) on and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for any purpose, including, without limitation, for purposes of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon or receiving any dividends or distributions (and may be either cancelled or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

(vii) upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record. On the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares selected for redemption were paid into a segregated account in accordance with Section 15.6(b)(ii), then, to the fullest extent permitted by Applicable Law, such amounts shall be released to the Corporation upon the completion of such redemption.

(d) Nothing in this Section 15.6 shall prevent the recipient of a Redemption Notice from transferring its Common Stock before the Redemption Date if such transfer is otherwise permitted under this Certificate and Applicable Law and the recipient provides notice of such proposed or purported transfer to the Corporation along with the documentation and information required under Sections 15.4(b) and 15.8 establishing that the proposed or purported transferee is a U.S. Citizen to the satisfaction of the Corporation in its reasonable discretion before the Redemption Date. If such conditions are met, the Board (or any duly authorized committee thereof) shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this Section 15.6 and the Redemption Notice.

15.7 Citizenship Determinations. The Corporation shall have the power to determine, in the exercise of its reasonable judgment including, at its option, with the advice of counsel, the citizenship of the beneficial owners and the transferees or proposed or purported transferees of any class or series of the Corporation’s capital stock for the purposes of this Article XV. In determining the citizenship of any beneficial owners or their transferees or proposed or purported transferees of any class or series of the Corporation’s capital stock, the Corporation may, absent other available information to the contrary, rely on the stock transfer records of the Corporation and the citizenship certifications required under Section 15.4(b) and the written statements and affidavits required under Section 15.8 given by the beneficial owners or their transferees or proposed or purported transferees, in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others, to prove the citizenship of such beneficial owners, transferees or proposed or purported transferees (or any beneficial owners for whom such transferees or proposed or purported transferees are acting as fiduciaries or nominees). The determination of the citizenship of such beneficial owners, transferees or proposed or purported transferees (and any beneficial owners for whom such transferees or proposed or purported transferees are acting as fiduciaries or nominees) may also be subject to documents and other information as the Corporation may deem reasonable pursuant to Section 15.8(b). The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees or proposed or purported transferees in accordance with the provisions of Article XV shall be conclusive.

15.8 Requirement to Provide Citizenship Information.

(a) In furtherance of the requirements of Section 15.2, and without limiting any other provision of this Article XV, the Corporation may require the beneficial owners of shares of any class or series of the Corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section 15.8, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Corporation, every beneficial owner of any such shares must comply with the following provisions:

(i) promptly upon a beneficial owner’s acquisition of beneficial ownership of five (5%) percent or more of the outstanding shares of any class or series of capital stock of the Corporation, and at such other times as the Corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the Jones Act, including 46 C.F.R. part 355;

(ii) promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the Jones Act, including 46 C.F.R. part 355;

(iii) promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Corporation specified by the Corporation in its request;

(iv) promptly after becoming a beneficial owner, every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Corporation’s capital stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner’s address and other contact information as may be requested by the Corporation; and

(v) every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than five business days after the date such beneficial owner becomes aware that it has ceased to be a U.S. Citizen, a written statement, duly signed, stating the name and address of the beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

(b) The Corporation may at any time require documents and other information as it may request as reasonable, in addition to the citizenship certifications required under Section 15.4(b) and the written statements and affidavits required under Section 15.8(a), of the citizenship of the beneficial owner or the transferee or proposed or purported transferee of shares of any class or series of the Corporation’s capital stock.

(c) In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 15.8) from a beneficial owner of shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 15.4(b), a written statement, an affidavit and/or reasonable documentation required under Section 15.8(a) as reasonable to confirm citizenship required under Section 15.8(b), and (ii) such beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then, to the fullest extent permitted by Applicable Law: (A)(x) the voting rights of such beneficial owner’s shares of the Corporation’s capital stock shall be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into a segregated account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article XV; provided, however, that the Corporation shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii)(A) to any of the shares of such beneficial owner in any particular instance; and (B) the Corporation, upon approval by the Board (or any duly authorized committee thereof) in its sole discretion, shall have the power to treat such beneficial owner as a Non-U.S. Citizen unless and until the Corporation receives the requested documentation confirming that such beneficial owner is a U.S. Citizen.

(d) In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 15.8) from the transferee or proposed or purported transferee of, shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 15.4(b), a written statement, an affidavit and/or reasonable documentation required under Section 15.8(a) or under Section 15.8(b), and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article XV, by the date set forth in such written request, the Corporation, acting through its Board (or any duly authorized committee thereof, or any Officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof), shall have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation and may prohibit and/or void such transfer, including by placing a stop order with the Corporation’s transfer agent (if any), until such requested documentation is so submitted and the Corporation is satisfied that the proposed or purported transfer of shares will not result in Excess Shares.

15.9 Severability. Each provision of this Article XV is intended to be severable from every other provision. If any one or more of the provisions contained in this Article XV is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article XV shall not be affected, and this Article XV shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

ARTICLE XVI

ADDITIONAL DEFINED TERMS

16.1 Except as otherwise set forth in this Certificate, the following terms used in this Certificate shall have the meanings specified below:

(a) “Affiliate” of any specified Person means (i) each other Person who, directly or indirectly, controls, is controlled by or is under common control with such specified Person and (ii) each Affiliated Fund of such specified Person, and the term “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract (including proxy) or otherwise; provided, however, that no Securityholder shall be deemed an Affiliate of any other Securityholder and no Securityholder shall be deemed an Affiliate of the Corporation (or vice versa), in each case solely on account of ownership of Corporation Securities or being party to the Securityholders Agreement.

(b) “Affiliated Fund” means, with respect to any Person, a fund, investment vehicle, managed account (including separately managed accounts) or other entity now or hereafter existing that is directly or indirectly controlled, managed, advised or sub-advised by (i) such Person, (ii) such Person’s or any of such Person’s Affiliates’ investment manager, advisor or subadvisor or (iii) an Affiliate of (x) such Person or (y) such Person’s or any of such Person’s Affiliates’ investment manager, advisor or subadvisor (in each case, excluding, except for the purpose of calculating beneficial ownership of Fully Diluted Securities, any portfolio company of such Person).

(c) “Anti-Dilution Warrant” means a warrant to purchase a Demand Note issued pursuant to and in accordance with the Jones Act Warrant Agreement to the holders of Jones Act Warrants, which warrant shall have the terms set forth in and as governed by the Anti-Dilution Warrant Agreement.

(d) “Anti-Dilution Warrant Agreement” means that certain Jones Act Anti-Dilution Warrant Agreement entered into as of September 4, 2020, between the Corporation and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(e) “Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (ii) any consents or approvals of any Governmental Authority; and (iii) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

(f) “Appointing Person” means each of (i) Ares, (ii) Whitebox and (iii) Highbridge, in each case until such Appointing Person no longer retains Director Designation Rights pursuant to Section 6.1(b); provided, that, except in the case of a Non-U.S. Appointing Person, the Director Designation Rights exercisable by an Appointing Person shall only be exercisable by Persons comprising such Appointing Person that are U.S. Citizens.

(g) “Appointing Person Designee” means (i) as of the Effective Date, the persons identified as initial Appointing Person Designees in the Securityholders Agreement and (ii) following the Effective Date, any Director designated for nomination pursuant to Section 6.1(b) or appointed to fill a vacancy by an Appointing Person as provided in Section 6.1(d)(v).

(h) “Ares” has the meaning specified in the Securityholders Agreement as in effect on the Effective Date.

(i) “Board Designees” means, collectively, the Management Designee and the Appointing Person Designees.

(j) “Chairperson” means the chair of the Board.

(k) “Change of Control” shall be deemed to have occurred, with respect to any Person, at any time after the date hereof if any of the following occurs:

(i) the consummation of any transaction (other than any transaction described in clause (ii) below, whether or not the proviso therein applies) the result of which is that a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), has become the direct or indirect beneficial owner of more than fifty percent (50.0%) of the Voting Stock (it being understood and agreed that in no event shall the Securityholders be deemed to be a “group” within the meaning of Section 13(d) of the Exchange Act solely by reason of ownership of Equity Securities of the Corporation or the entry by the Securityholders into the Securityholders Agreement); or

(ii) the consummation of (A) any recapitalization, reclassification or change of any capital stock of such Person (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination), as a result of which the capital stock of such Person would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof); (B) any consolidation, merger or other combination of such Person or binding share exchange pursuant to which the capital stock of such Person would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of such Person and its Subsidiaries, taken as a whole, to any other Person other than one or more of such Person’s wholly-owned Subsidiaries; provided, however, that (x) none of the transactions described in clauses (A) or (B) shall constitute a “Change of Control” if the holders of the Voting Stock of such Person immediately prior to such transaction continue to own at least, directly or indirectly, more than fifty percent (50.0%) of the voting power of the equity of the surviving corporation or transferee, or the parent thereof, immediately after such event and (y) none of the transactions described in clauses (A), (B) or (C) shall constitute a “Change of Control” if such transaction is effected solely to change such Person’s jurisdiction of formation or to form a holding company for such Person and that results in a share exchange or reclassification or similar exchange of the outstanding Voting Stock of such Person solely into voting equity of the surviving entity.

(l) “Commission” means the United States Securities and Exchange Commission.

(m) “Common Stock Equivalents” means, without duplication, Common Stock and any warrants (including the Creditor Warrants and Jones Act Warrants), options, securities or other rights exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, whether exercisable, convertible or exchangeable at the time of issuance or upon the passage of time or the occurrence of some future event, including, for greater clarity, restricted stock units, performance stock units or any substantially similar award, whether or not settled in Common Stock or a Common Stock Equivalent, if the value of such award is derived from or measured in part or in full from the value of the Common Stock or a Common Stock Equivalent.

(n) “Corporation Securities” means (i) the Common Stock, (ii) the Warrants, (iii) all other Common Stock Equivalents and Equity Securities of the Corporation and (iv) all securities, bonds, notes, guarantees, indebtedness, options or other rights or instruments exercisable or exchangeable for or convertible into any of the foregoing. As of the Effective Date, the Corporation Securities consist solely of (A) the Common Stock and Warrants and (B) awards under the MIP and the Equity Incentive Plan.

(o) “Creditor Warrant Agreement” means the Creditor Warrant Agreement, dated as of September 4, 2020, between the Corporation and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, with respect to the Creditor Warrants, as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(p) “Creditor Warrants” means warrants to purchase a number of shares of Common Stock, which warrants shall have the terms set forth in and as governed by the Creditor Warrant Agreement.

(q) “Demand Note” means a non-interest-bearing demand note issuable in connection with the exercise of an Anti-Dilution Warrant pursuant to the terms of the Anti-Dilution Warrant Agreement.

(r) “Director Designation Right” means the right of an Appointing Person to designate a Director for nomination by the Corporation for election to the Board pursuant to Section 6.1(b) of this Certificate.

(s) “EBITDA” means earnings (net income or loss) before interest, income taxes, depreciation and amortization.

(t) “Equity Incentive Plan” means the Hornbeck Offshore Services, Inc. 2024 Equity Incentive Plan adopted as of [•], 2024, as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time in accordance with its terms, and any other equity incentive plan approved by the Board pursuant to which Common Stock, Common Stock Equivalents, or any other Corporation Security may be issued to employees, consultants, Officers and/or Directors of the Corporation and its Subsidiaries as incentive compensation.

(u) “Equity Interest” in any Person means all of the units, membership interests, partnership interests, trusts interests or shares of capital stock of, or other ownership or profit interests in, such Person.

(v) “Equity Security” means with respect to any Person, (i) any of the Equity Interests of such Person, (ii) any of the options, warrants or other rights for the purchase or acquisition from such Person of Equity Interests of such Person, and (iii) any security, bond, note, guarantee, indebtedness, option or other right or instrument exercisable or exchangeable for or convertible into any of the foregoing.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

(x) “Fair Market Value” shall mean, with respect to a share of Common Stock, (i) at any time the Common Stock is listed or quoted for trading on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTC Bulletin Board or any other national securities exchange, the arithmetic average of the daily VWAP of a share of Common Stock for the ten (10) consecutive trading days on which shares of Common Stock traded immediately preceding the date of measurement; or (ii) otherwise, the value of a share of Common Stock as reasonably determined in good faith by the Board assuming such asset was sold in an arm’s-length transaction between a willing buyer and a willing seller occurring on the date of valuation, taking into account all relevant factors determinative of value (and giving effect to any transfer taxes payable in connection with such sale). For all purposes hereunder, the determination of the Fair Market Value by the Board (or compensation committee or similar committee of the Board) shall be deemed conclusive, final and binding (and shall not be subject to collateral attack for any reason).

(y) “Fully Diluted Securities” means the aggregate number of issued and outstanding shares of Common Stock after giving effect to a hypothetical exercise of all of the issued and outstanding Jones Act Warrants (and not, for the avoidance of doubt, the Creditor Warrants) into shares of Common Stock, without regard to whether such Jones Act Warrants are then exercisable in accordance with their respective terms or the terms of the Organizational Documents (but disregarding and without giving effect to the issuance, conversion or exercise, as applicable, of any Common Stock, Common Stock Equivalent or other Equity Security of the Corporation issued or issuable pursuant to the MIP or the Equity Incentive Plan). References to the Fully Diluted Securities beneficially owned by any Securityholder shall be to the aggregate number of issued and outstanding shares of Common Stock beneficially owned by such Securityholder and, without duplication, its Affiliates, after giving effect to such hypothetical exercise.

(z) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, including the U.S. Coast Guard, and the U.S. Maritime Administration, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

(aa) “Highbridge” has the meaning specified in the Securityholders Agreement as in effect on the Effective Date.

(bb) “Joinder Agreement” means an agreement in the form of Exhibit A to the Securityholders Agreement executed from time to time by any Permitted Transferee who acquires any Corporation Security after the date hereof who is not already a party to the Securityholders Agreement.

(cc) “Jones Act” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels (each, a “U.S. Vessel”) for the carriage or transport of merchandise or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor thereto as amended or supplemented from time to time (“U.S. Coastwise Trade”).

(dd) “Jones Act Compliance” means compliance by the Corporation with the U.S. citizenship requirements of the Jones Act to be eligible to own and operate U.S. Vessels in U.S. Coastwise Trade or to obtain a coastwise endorsement.

(ee) “Jones Act Warrant Agreement” means the warrant agreement, dated September 4, 2020, between the Corporation and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, as amended by Amendment No. 1 to Jones Act Warrant Agreement, dated as of December 31, 2020, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(ff) “Jones Act Warrants” means warrants to purchase a number of shares of Common Stock, which warrants shall have the terms set forth in and as governed by the Jones Act Warrant Agreement. In accordance with the terms of the Jones Act Warrant Agreement, a holder of Jones Act Warrants (or its proposed or purported transferee) who cannot establish to the satisfaction of the Corporation that it is a U.S. Citizen shall not be permitted to exercise its Jones Act Warrants to the extent the receipt of the Common Stock upon exercise thereof would cause such shares of Common Stock to constitute Excess Shares if they were issued. Holders of Jones Act Warrants, as such, shall not have any rights or privileges of stockholders of the Corporation, including, without limitation, any rights to vote, to receive dividends or distributions, to exercise any preemptive rights, or to receive notices, in each case, as stockholders of the Corporation, until they exercise their Jones Act Warrants and receive shares of Common Stock.

(gg) “Minimum Threshold” means, (i) prior to the first anniversary of the Effective Date, 5% of the Fully Diluted Securities and (ii) on or after the first anniversary of the Effective Date, 10% of the Fully Diluted Securities.

(hh) “MIP” means the Hornbeck Offshore Services, Inc. Management Equity Incentive Plan adopted on September 4, 2020, as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time in accordance with its terms, and any other equity incentive plan approved by the Board pursuant to which Common Stock, Common Stock Equivalents, or any other Corporation Security may be issued to employees, consultants, Officers and/or Directors of the Corporation and its Subsidiaries as incentive compensation.

(ii) “Necessary Action” means all actions (to the extent such actions are not prohibited by Applicable Law and are within the Corporation’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Corporation’s Directors may have in such capacity) necessary to cause such result, including (a) calling meetings of stockholders, (b) assisting in preparing or furnishing forms of ballots, proxies, consents or similar instruments, if applicable, in each case, with respect to shares of Common Stock, and facilitating the collection or processing of such ballots, proxies, consents or instruments, (c) executing agreements and instruments, (d) making, or causing to be made, with any government, governmental department or agency, or political subdivision thereof, all filings, registrations, or similar actions that are required to achieve such result, (e) nominating or appointing, or taking steps to cause the nomination or appointment of, certain Persons (including to fill vacancies) and providing the highest level of support for the election or appointment of such Persons to the Board or any committee thereof, including in connection with the annual or special meeting of stockholders of the Corporation, and (f) assuring Jones Act Compliance.

(jj) “Non-U.S. Citizen” means any Person who is not a U.S. Citizen.

(kk) “Non-U.S. Appointing Person” means any Appointing Person if all of such Appointing Person’s Affiliates that are Securityholders are Non-U.S. Citizens.

(ll) “Officer” means an officer of the Corporation.

(mm) “Organizational Documents” means, collectively, each of the Securityholders Agreement, the Bylaws, and this Certificate.

(nn) “Permitted Percentage” shall mean, with respect to any class or series of capital stock of the Corporation: (i) with respect to all Non-U.S. Citizens in the aggregate, 21% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding; and (ii) with respect to any individual Non U.S. Citizen, 4.9%

of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding; provided, however, that if the percentage of any class or series of capital stock outstanding on the Effective Date that is owned by Non-U.S. Citizens in the aggregate shall exceed 21% of the outstanding shares of such class or series on the Effective Date, the Permitted Percentage (insofar as it relates to clause (i) of the definition of Permitted Percentage) shall be the lesser of (x) the minimum percentage owned by Non-U.S. Citizens in the aggregate on or subsequent to the Effective Date and (y) 24% and shall continue to be the Permitted Percentage until the first subsequent date that the percentage of such class or series owned by Non-U.S. Citizens decreases to 21% or less, and from such subsequent date forward, the Permitted Percentage as contemplated in clause (i) of the definition of Permitted Percentage shall be 21%.

(oo) “Permitted Transferee” means, with respect to any Securityholder, any Affiliate of such Securityholder and, in the case of a Securityholder that is an individual, any member of such Securityholder’s immediate family (as defined in Item 404 of Regulation S-K) and any descendant of any such Securityholder, or any trust or like vehicle solely for the benefit of one or more of the foregoing.

(pp) “Person” means any individual, firm, partnership, limited liability or other company, corporation, joint venture or other entity, and shall include any successor (by merger, business combination or otherwise) of such entity.

(qq) “Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such Redemption Notes shall be governed by the terms of an indenture to be entered into by and between the Corporation and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

(rr) “Securityholders” means, collectively, (i) each Person (other than the Corporation) named on the signature pages to the Securityholders Agreement, and (ii) each Person who is a Permitted Transferee of Corporation Securities beneficially owned by another Securityholder in a Transfer that complies with the terms and conditions of the Securityholders Agreement and who is required by the Securityholders Agreement to agree to be bound by the terms and conditions of the Securityholders Agreement and this Certificate by executing and delivering a Joinder Agreement.

(ss) “Subsidiary” of any Person means (i) a corporation a majority of whose outstanding shares of capital stock or other Equity Securities with voting power, under ordinary circumstances, to elect directors (or similar function) is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, (ii) each other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, (A) is the general partner of such Person or (B) has (x) at least a majority ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

(tt) “Subsidiary Securities” means, with respect to any Subsidiary of the Corporation, any Equity Securities of such Subsidiary.

(uu) “Transfer” means, when used as a verb, to directly or indirectly sell, transfer, assign, convey or otherwise dispose of, and when used as a noun, any direct or indirect sale, transfer, assignment, conveyance or other disposition, including by merger, business combination, operation of law, bequest or pursuant to any domestic relations order, whether voluntarily or involuntarily; provided, that (i) with respect to any Securityholder that is a widely held “investment company” as defined in the Investment Company Act of 1940, as amended, or any publicly traded company whose securities are registered under the Exchange Act, a sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of ownership interests in such investment company or publicly traded company shall not be deemed a Transfer; and (ii) with respect to any Securityholder that is a private equity fund, hedge fund, investment vehicle, managed account (including separately managed account) or similar vehicle, any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of partnership or other ownership interests in any entity which is a pooled investment vehicle holding other material investments and which is an equityholder (directly or indirectly) of a Securityholder, or any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of partnership or other ownership interests in any general partner, manager or similar Person of such entity, shall not be deemed to be a Transfer for purposes hereof. The terms “Transferred” or “Transferring” shall have a correlative meaning.

(vv) “U.S. Citizen” means a citizen of the United States which is eligible and qualified to own and operate U.S. Vessels in the U.S. Coastwise Trade.

(ww) “U.S. Coastwise Trade” has the meaning ascribed to such term in the definition of “Jones Act” in this Certificate.

(xx) “U.S. Vessel” has the meaning ascribed to such term in the definition of “Jones Act” in this Certificate.

(yy) “Voting Stock” means, with respect to any Person, each of the Equity Securities then entitled, under ordinary circumstances, to vote generally in the election of directors (or similar function).

(zz) “VWAP” means, for any trading day, the price for shares of Common Stock determined by the daily volume weighted average price per share of Common Stock for such trading day on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if shares of Common Stock are not listed or quoted on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market, as reported by the principal U.S. national or regional securities exchange on which shares of Common Stock are then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such trading day.

(aaa) “Warrants” means, collectively, the Jones Act Warrants and the Creditor Warrants.

(bbb) “Whitebox” has the meaning specified in the Securityholders Agreement as in effect on the Effective Date.

16.2 Construction. Whenever the context requires, the gender of all words used in this Certificate includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles, Sections and subsections refer to articles, sections and subsections of this Certificate. Whenever the words “include,” “includes” or “including” are used in this Certificate, they shall be deemed to be followed by the words “without limitation.”

IN WITNESS WHEREOF, Hornbeck Offshore Services, Inc. has caused this Certificate to be executed in its corporate name by a duly authorized officer on this ____ day of ________, 2024.

HORNBECK OFFSHORE SERVICES, INC.

By:
Name: [•]
Title: [•]